Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated Transocean Ltd. 2015 Long-Term Incentive Plan of our reports dated February 20, 2024, with respect to the consolidated financial statements and schedule of Transocean Ltd. and subsidiaries and the effectiveness of internal control over financial reporting of Transocean Ltd. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
June 28, 2024